Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Record Results and Updates 2022 Guidance

Second Quarter Revenue of $97.8 million, up 19% Year-over-Year; Net Income from Continuing Operations of $22.0 million; and Adjusted EBITDA(1) of $41.2 million, up 12% Year-over-Year

BROOMFIELD, CO - August 5, 2022 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended June 30, 2022.

Q2 2022 Highlights

•
Gogo announced its plans to launch the first low earth orbit (“LEO”)-based global broadband service in business aviation (“Global Broadband”) using an electronically steered antenna designed with Hughes Network Systems and a LEO satellite network operated by OneWeb.
•
Record total revenue of $97.8 million increased 19% compared to Q2 2021 fueled by strong growth in both service and equipment revenue.
o
Record service revenue of $73.1 million increased 13% compared to Q2 2021 and 3% compared to Q1 2022.
o
Equipment revenue of $24.8 million increased 41% compared to Q2 2021 and 12% compared to Q1 2022.
•
Total ATG aircraft online (“AOL”) reached 6,654, an increase of 10% compared to Q2 2021 and 2% compared to Q1 2022.
o
Total AVANCE units online grew to 2,893, an increase of 40% compared to Q2 2021 and 7% compared to Q1 2022. AVANCE units comprised more than 43% of total AOL as of June 30, 2022, up from 34% as of June 30, 2021.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,328 increased 1% compared to Q2 2021 and was flat versus Q1 2022.
•
Net income from continuing operations increased to $22.0 million compared to a net loss from continuing operations of $66.4 million in Q2 2021, primarily due to a loss on extinguishment of debt and settlement of convertible notes of $79.6 million recorded in Q2 2021.
o
Basic earnings per share from continuing operations in Q2 2022 was $0.18. Diluted earnings per share from continuing operations was $0.17.
•
Adjusted EBITDA(1) of $41.2 million, which includes $1.2 million of expenses related to Global Broadband, increased 12% compared to Q2 2021 and decreased 4% compared to Q1 2022.
•
Cash provided by operating activities from continuing operations of $26.4 million in Q2 2022 increased from cash used in operating activities of $15.0 million in the prior year period primarily due to the timing of interest payments.
o
Free Cash Flow(1) was $15.5 million compared with negative $24.7 million in the prior year period due to the timing of interest payments partially offset by an increase in capital expenditures primarily tied to Gogo 5G.
o
Cash and cash equivalents totaled $164.0 million as of June 30, 2022 compared to $152.8 million as of March 31, 2022.

“Customer excitement is growing as we prepare for the launch of Gogo 5G, which will provide a 5-10x bandwidth improvement for current Gogo customers,” said Oakleigh Thorne, Chairman and CEO. “With the announcement of our Global Broadband initiative, we continue to leverage our AVANCE platform to provide an easy upgrade path for aircraft of all sizes to further boost performance and expand our addressable market.”

“The strength of the BA market combined with solid execution drove record performance in the quarter, positioning us well for continuing revenue and Free Cash Flow growth,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Based on our continuing strong performance we are raising several key elements of our guidance, including 2022 revenue; 2022 Adjusted EBITDA at the high end of our range in spite of $9 million in strategic investments and litigation expenses; and our long-term revenue growth rate, based on the contribution from our Global Broadband initiative.”

Updated 2022 Financial Guidance

The Company updates its guidance for 2022 as follows:

•
Total revenue at the high end of the previously guided range of $390 million to $400 million.
•
Adjusted EBITDA(1) at the high end of the previously guided range of $150 million to $160 million, which includes a combined $9 million of estimated litigation expenses and estimated operating expenses for Global Broadband, which were not reflected in the initial 2022 guidance range.
•
Free Cash Flow(1) of $35 million to $45 million, which includes capital expenditures of approximately $65 million of which approximately $50 million are tied to Gogo 5G (no change to prior guidance).

(1)
See “Non-GAAP Financial Measures” below.

Updated Long-Term Financial Targets

The Company updates its long-term targets as follows:

•
Revenue growth at a compound annual growth rate of approximately 17% from 2021 through 2026, with Global Broadband contributing to revenue beginning in 2025 (versus prior target of approximately 15% which excluded Global Broadband).
•
Annual Adjusted EBITDA Margin(1) approaching 50% in 2026, up from the low 40%'s in 2022 and 2023 (no change to prior target).
•
Free Cash Flow(1) of approximately $110 million in 2023, reflecting $10 million of operating expenses tied to Global Broadband, and an aggregate $5 million of additional interest expense and legal expenses tied to the SmartSky litigation that were not included in the previously announced Free Cash Flow target of $125 million. The Company reiterates its target for Free Cash Flow of over $200 million beginning in 2025.

Free Cash Flow and Adjusted EBITDA in 2022 and 2023 do not reflect the potential impact of Gogo 5G timing.

The Company’s 2022 financial guidance and long-term targets include Global Broadband but do not reflect the impact of other new strategic investments or the Federal Communications Commission’s Secure and Trusted Communications Networks Reimbursement Program, as the Company awaits further information regarding whether Congress will appropriate additional funds for eligible expenditures under the Program.

Conference Call

The Company will host its second quarter conference call on August 5, 2022 at 9:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at http://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please click on the below link to retrieve your unique conference ID to use to access the earnings call:

https://register.vevent.com/register/BI17160ac541d64e8a9a122b802daa77b8

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below, and we refer to Adjusted EBITDA Margin in our discussion of long-term baseline targets above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2022, Adjusted EBITDA Margin for fiscal 2022, 2023 and 2026 and Free Cash Flow for fiscal 2023 and 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity and entertainment services; our reliance on our key OEMs and dealers for equipment sales; our ability to develop and deploy Gogo 5G and Global Broadband; the impact of competition; the impact of the COVID-19 pandemic and the measures implemented to combat it; global supply chain and logistics issues and the possible impact of inflation; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the impact of adverse economic conditions; our ability to maintain our rights to use our licensed 3 Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of our use of open source software; the impact of equipment failures or material software defects; the impact of service disruptions caused by, among other things, force majeure events, cyber attacks or other malicious activities; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet and conflict minerals; our possession and use of personal information; the extent of expenses, liabilities or business disruption resulting from litigation; our ability to protect our intellectual property rights; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; our ability to fully utilize portions of our deferred tax assets; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2022 and in our quarterly reports on Form 10-Q as filed with the SEC on May 5, 2022 and August 5, 2022.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of June 30, 2022, Gogo reported 2,893 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,654 aircraft flying with its ATG systems onboard, and 4,462 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Service revenue	$73,064	$64,767	$143,731	$124,122
Equipment revenue	24,772	17,608	46,855	32,122
Total revenue	97,836	82,375	190,586	156,244
Operating expenses:
Cost of service revenue (exclusive of items shown below)	15,752	15,177	30,386	29,272
Cost of equipment revenue (exclusive of items shown below)	16,868	10,932	31,149	19,214
Engineering, design and development	7,952	6,541	13,358	12,034
Sales and marketing	6,068	4,826	12,299	8,555
General and administrative	15,357	11,746	28,815	22,119
Depreciation and amortization	3,499	3,547	7,290	7,664
Total operating expenses	65,496	52,769	123,297	98,858
Operating income	32,340	29,606	67,289	57,386
Other (income) expense:
Interest income	(194)	(54)	(241)	(111)
Interest expense	9,772	16,340	20,661	45,634
Loss on extinguishment of debt and settlement of convertible notes	—	79,564	—	83,961
Other expense (income), net	43	(127)	17	(132)
Total other expense	9,621	95,723	20,437	129,352
Income (loss) from continuing operations before income taxes	22,719	(66,117)	46,852	(71,966)
Income tax provision	702	277	2,639	312
Net income (loss) from continuing operations	22,017	(66,394)	44,213	(72,278)
Net loss from discontinued operations, net of tax	—	(2,854)	—	(4,655)
Net income (loss)	$22,017	$(69,248)	$44,213	$(76,933)

Net income (loss) attributable to common stock per share - basic:
Continuing operations	$0.18	$(0.61)	$0.38	$(0.74)
Discontinued operations	—	(0.02)	—	(0.05)
Net income (loss) attributable to common stock per share - basic	$0.18	$(0.63)	$0.38	$(0.79)

Net income (loss) attributable to common stock per share - diluted:
Continuing operations	$0.17	$(0.61)	$0.35	$(0.74)
Discontinued operations	—	(0.02)	—	(0.05)
Net income (loss) attributable to common stock per share - diluted	$0.17	$(0.63)	$0.35	$(0.79)

Weighted average number of shares
Basic	123,252	109,060	117,375	96,884
Diluted	134,718	109,060	134,474	96,884

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$163,993	$145,913
Accounts receivable, net of allowances of $1,311 and $894, respectively	44,570	37,730
Inventories	42,543	33,976
Prepaid expenses and other current assets	48,895	32,295
Total current assets	300,001	249,914
Non-current assets:
Property and equipment, net	84,586	63,672
Intangible assets, net	48,842	49,554
Operating lease right-of-use assets	72,384	70,989
Other non-current assets, net of allowances of $524 and $455, respectively	41,980	28,425
Deferred income taxes	175,773	185,133
Total non-current assets	423,565	397,773
Total assets	$723,566	$647,687
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$20,662	$17,203
Accrued liabilities	62,254	59,868
Deferred revenue	1,507	1,825
Current portion of long-term debt	7,250	109,620
Total current liabilities	91,673	188,516
Non-current liabilities:
Long-term debt	692,482	694,760
Non-current operating lease liabilities	77,744	77,329
Other non-current liabilities	7,293	7,236
Total non-current liabilities	777,519	779,325
Total liabilities	869,192	967,841
Stockholders’ deficit
Common stock	13	11
Additional paid-in capital	1,379,356	1,258,477
Accumulated other comprehensive income	22,420	1,789
Treasury stock, at cost	(140,000)	(128,803)
Accumulated deficit	(1,407,415)	(1,451,628)
Total stockholders’ deficit	(145,626)	(320,154)
Total liabilities and stockholders’ deficit	$723,566	$647,687

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2022	2021
Operating activities from continuing operations:
Net income (loss)	$44,213	$(72,278)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	7,290	7,664
Loss (gain) on asset disposals, abandonments and write-downs	114	(2)
Provision for expected credit losses	498	(15)
Deferred income taxes	2,540	90
Stock-based compensation expense	9,411	4,741
Amortization of deferred financing costs and interest rate caps	1,777	2,781
Accretion of debt discount	231	188
Loss on extinguishment of debt and settlement of convertible notes	—	83,961
Changes in operating assets and liabilities:
Accounts receivable	(7,270)	871
Inventories	(8,567)	692
Prepaid expenses and other current assets	(79)	(2,238)
Contract assets	(2,748)	(3,314)
Accounts payable	858	3,349
Accrued liabilities	(2,043)	(6,483)
Deferred revenue	(318)	(632)
Accrued interest	(164)	(8,576)
Other non-current assets and liabilities	(1,503)	(1,198)
Net cash provided by operating activities from continuing operations	44,240	9,601
Investing activities from continuing operations:
Purchases of property and equipment	(17,481)	(1,284)
Acquisition of intangible assets—capitalized software	(2,469)	(542)
Purchase of interest rate cap	—	(8,629)
Net cash used in investing activities from continuing operations	(19,950)	(10,455)
Financing activities from continuing operations:
Redemption of senior secured notes	—	(1,023,146)
Proceeds from term loan, net of discount	—	721,375
Payments on term loan	(3,625)	—
Payment of debt issuance costs	—	(20,251)
Payments on financing leases	(103)	(154)
Stock-based compensation activity	(2,515)	(2,752)
Net cash used in financing activities from continuing operations	(6,243)	(324,928)
Cash flows from discontinued operations:
Cash used in operating activities	—	(800)
Cash used in investing activities	—	—
Cash used in financing activities	—	—
Net cash used in discontinued operations	—	(800)
Effect of exchange rate changes on cash	8	(89)
Increase (decrease) in cash, cash equivalents and restricted cash	18,055	(326,671)
Cash, cash equivalents and restricted cash at beginning of period	146,268	435,870
Cash, cash equivalents and restricted cash at end of period	$164,323	$109,199
Cash, cash equivalents and restricted cash at end of period	$164,323	$109,199
Less: current restricted cash	—	25
Less: non-current restricted cash	330	—
Cash and cash equivalents at end of period	$163,993	$109,174
Supplemental Cash Flow Information:
Cash paid for interest	$19,680	$51,259
Cash paid for taxes	$112	$276
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$13,089	$97

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Aircraft online (at period end)
ATG	6,654	6,036	6,654	6,036
Satellite	4,462	4,587	4,462	4,587
Average monthly connectivity service revenue per aircraft online
ATG	$3,328	$3,296	$3,324	$3,192
Satellite	257	249	246	244
Units sold
ATG	310	182	556	317
Satellite	32	67	101	147
Average equipment revenue per unit sold (in thousands)
ATG	$67	$76	$70	$77
Satellite	73	42	55	44

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.
•
Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per satellite aircraft online. We define average monthly connectivity service revenue per satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2022	2021	2022 over 2021	2022	2021	2022 over 2021
Service revenue	$73,064	$64,767	12.8%	$143,731	$124,122	15.8%
Equipment revenue	24,772	17,608	40.7%	46,855	32,122	45.9%
Total revenue	$97,836	$82,375	18.8%	$190,586	$156,244	22.0%

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2022	2021	2022 over 2021	2022	2021	2022 over 2021
Cost of service revenue (1)	$15,752	$15,177	3.8%	$30,386	$29,272	3.8%
Cost of equipment revenue (1)	$16,868	$10,932	54.3%	$31,149	$19,214	62.1%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2022	2021	2022	2021	2022
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$22,017	$(69,248)	$44,213	$(76,933)	$22,196
Interest expense	9,772	16,340	20,661	45,634	10,889
Interest income	(194)	(54)	(241)	(111)	(47)
Income tax provision	702	277	2,639	312	1,937
Depreciation and amortization	3,499	3,547	7,290	7,664	3,791
EBITDA	35,796	(49,138)	74,562	(23,434)	38,766
Stock-based compensation expense	5,404	2,892	9,411	4,741	4,007
Loss from discontinued operations	—	2,854	—	4,655	—
Loss on extinguishment of debt and settlement of convertible notes	—	79,564	—	83,961	—
Separation costs related to CA sale	—	575	—	720	—
Adjusted EBITDA	$41,200	$36,747	$83,973	$70,643	$42,773

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$26,374	$(14,973)	$44,240	$9,601	$17,866
Consolidated capital expenditures (1)	(10,895)	(1,124)	(19,950)	(1,826)	(9,055)
Payments for interest rate caps (1)	—	(8,629)	—	(8,629)	—
Free cash flow	$15,479	$(24,726)	$24,290	$(854)	$8,811
(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2022 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$96	$106
Consolidated capital expenditures	(65)	(65)
Proceeds from interest rate caps	4	4
Free cash flow	$35	$45

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense, (iii) loss on extinguishment of debt and settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt and settlement of convertible notes from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA for the three- and six-month periods ended June 30, 2021 because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, less purchases of property and equipment, the acquisition of intangible assets and the cash flows associated with our interest rate caps. We believe that Free Cash Flow provides meaningful information regarding our liquidity.

To conform to current year presentation, we included the cash paid for our interest rate caps in Free Cash Flow for the three- and six- month periods ended June 30, 2021. We believe it is useful for an understanding of our liquidity to include the cash flows associated with interest rate caps to facilitate a more consistent comparison of net cash paid for interest and the interest rate changes for which we are hedged.